Exhibit 99(h)(1)

BRIDGEWAY FUNDS

SERVICES AGREEMENT

AGREEMENT made as of the 27th day of January, 2007, by and between Bridgeway Funds, Inc., a Maryland corporation, with its principal office and place of business at 5615 Kirby Drive, Suite 518, Houston, TX 77005 (the “Client”), and Citigroup Fund Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (“Citigroup”).

WHEREAS, the Client is registered under the 1940 Act (as defined below) as an open-end management investment company that issues or intends to issue shares of common stock (the “Shares”), in separate series and classes;

WHEREAS, the Client offers Shares in various series as listed in Schedule 1 hereto (each such series, together with all other series subsequently established by the Client and made subject to this Agreement in accordance with Section 7.7 of this Agreement being herein referred to as a “Fund,” and collectively as the “Funds”) and the Client offers shares of various classes of each Fund as listed in Schedule 1 hereto (each such class together with all other classes subsequently established by the Client in a Fund in accordance with Section 7.7 of this Agreement being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Client desires that Citigroup perform certain services for each Fund and Class, and Citigroup is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Client and Citigroup hereby agree as follows:

SECTION 1. DEFINITIONS; APPOINTMENT; DELIVERY OF DOCUMENTS

1.1 Frequently Used Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a) “1940 Act” means the Investment Company Act of 1940, as amended.

(b) “affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

(c) “Agreement” means this Agreement and any appendices and schedules attached hereto, in each case as they may be amended from time to time.

(d) “Authorized Person(s)” shall include: (i) those persons listed on Schedule 2 hereto and (ii) any natural person that (A) is an executive officer of the Client or a Third Party Dependency or (B) has apparent authority to act on behalf of the Client with respect to the subject matter of the information request or instruction.

(e) “Class” and “Classes” have the meaning set forth in the preamble to this Agreement.

(f) “Client” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest; unless the context shall require otherwise, references to the Client shall include any Funds or Classes thereof.

(g) “Effective Date” means the date first set forth above.

(h) “Governing Body” means, for any entity, the Person or body of Persons governing the operations of the entity under its Organic Documents (for example, if the entity is a corporation, its board of directors).

(i) “Citigroup” has the meaning set forth in the preamble to this Agreement and includes successors-in-interest.

(j) “Fund” and “Funds” have the meaning set forth in the preamble to this Agreement.

(k) “Instruction” means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Citigroup (i) in electronic format by machine-readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, telecopy, vocal telegram or similar means.

(l) “Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

(m) “Organic Documents” means, for any entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

(n) “Parties” means the Client and Citigroup.

(o) “Person” means any natural person or incorporated or unincorporated entity.

(p) “Policies and Procedures” means the written policies and procedures of the Client in any way related to the Services, including any such policies and procedures contained in the Organic Documents and the Prospectus.

(q) “Predecessor Records” has the meaning set forth in Section 2.9(b).

(r) “Prospectus” has the meaning set forth in Section 2.4(a).

(s) “SEC” means the United States Securities and Exchange Commission and any successor governmental authority.

(t) “Securities Act” means the Securities Act of 1933, as amended.

(u) “Services” means the services set forth in Appendices A, B and C.

(v) “Services Commencement Date” means, with respect to any Fund or Class thereof, (i) if the registration statement of the Fund or Class is effective as of the Effective Date, then such Effective Date; (ii), if such registration statement is not effective as of the Effective Date, then the date such registration statement is declared effective; or (iii) such other date as may be agreed in writing by the Parties.

(w) “Service Standards” means the service standards set forth in Appendix D.

(x) “Shareholder” means any Person that holds Shares of record.

(y) “Shares” has the meaning set forth in the preamble to this Agreement.

(z) “Third Party Dependencies” has the meaning set forth in Schedule 3.

Other capitalized terms used but not defined in this Section 1.1 shall have the meanings set forth in this Agreement.

1.2 Appointment. The Client hereby appoints Citigroup to act as administrator, fund accountant and transfer agent and dividend disbursing agent for the Funds for the period and on the terms set forth in this Agreement, and Citigroup hereby accepts such appointment and in connection with such appointment agrees to provide the Services on the terms and conditions set forth in this Agreement.

SECTION 2. SERVICES; OTHER RELATED TERMS AND CONDITIONS

2.1. Services. Subject to the terms and conditions of this Agreement and under the direction and control of the Governing Body, Citigroup shall provide the Services.

2.2 Other Services. Citigroup shall provide such other services and assistance relating to the affairs of the Client as the Client may, from time to time, reasonably request pursuant to mutually acceptable compensation and implementation arrangements.

2.3 Citigroup’s Compliance with Laws.

(a) Citigroup shall comply in all material respects with all Laws applicable to Citigroup’s delivery of the Services.

(b) Nothing contained herein shall be construed to require Citigroup to perform any service that could cause Citigroup to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund’s Prospectus or any provision of the 1940 Act.

(c) Except as specifically set forth in this Agreement to the contrary, Citigroup assumes no responsibility for compliance by the Client with any Laws applicable to the Client; and, notwithstanding any other provision of this Agreement to the contrary, Citigroup assumes no responsibility under this Agreement to Client or any other Person for compliance by the Client or Citigroup with the Laws of any jurisdiction other than those of the United States.

2.4 Certain Documents; Changes in Policies and Procedures or Applicable Law.

(a) Contemporaneous with or promptly after the Effective Date, the Client shall deliver to Citigroup copies of the following documents: (i) the Client’s Organic Documents; (ii) the offering documents, prospectuses, statements of additional information, private placement memoranda, subscription agreements and/or other offering documents for the Funds and Classes thereof (collectively, the “Prospectus”); (iii) a copy, certified by the secretary or other individual or legal entity responsible for maintaining the official records of the Client, of the resolution of its Governing Body appointing Citigroup and authorizing the execution and delivery of this Agreement; and (iv) the Client’s Policies and Procedures.

(b) Client shall deliver to Citigroup as soon as is reasonably practical any and all amendments to the documents required to be delivered under Section 2.4(a).

(c) Citigroup shall perform the Services in observance of the Policies and Procedures delivered to Citigroup pursuant to Section 2.4(a), provided that with respect to any provision(s) of the Policies and Procedures that are delivered to Citigroup after the Effective Date, such provision(s) are commercially reasonable. Notwithstanding the foregoing, in the event the Client amends the Policies and Procedures or there is a change in Law related to or affecting the Services, Citigroup need not begin performing any new service(s), and need not perform any service(s) in a materially different or more burdensome manner, except upon written agreement by Citigroup and pursuant to mutually acceptable compensation agreements and Citigroup’s written approval of any amended Policies and Procedures, which approval shall not be unreasonably withheld or delayed.

2.5. Service Days. Nothing contained in this Agreement shall require Citigroup to perform any functions or duties on any weekend day or on any other day on which the Client does not accept subscriptions and redemptions of its Shares (a “Business Day”). Functions or duties normally scheduled to be performed on any day that is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by applicable Law.

2.6. Reliance on Instructions, Documents and Advice.

(a) With respect to the subject matter of this Agreement, Citigroup may rely on (i) with respect to any matter, advice or Instruction that it receives and that it reasonably believes in good faith was transmitted by the Client’s Governing Body or an Authorized Person; or (ii) with respect to any factual matter, any signature, Instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document of or presented by any Person (including any authorized representative(s) of any predecessor service providers to the Client).

(b) Notwithstanding any other provisions of this Agreement to the contrary, Citigroup shall have no duty or obligation to inquire into (i) the authenticity of any statement, oral or written Instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument that Citigroup reasonably believes in good faith to be genuine; or (ii) the authority or lack thereof of any Person to represent or act as an agent for any other Person, provided that Citigroup reasonably believes in good faith that such authority exists, and, provided, further, that with respect to Instructions of the Client, Citigroup may only rely on Instructions of the Client’s Governing Body or Authorized Persons.

(c) Citigroup may assume that any Instructions are not in any way inconsistent with the Organizational Documents, the Prospectus, the Policies and Procedures or any proceeding or resolution of the Client’s Governing Body or the Shareholders of the Client, unless and until Citigroup receives written notice to the contrary from the Client’s Governing Body or an Authorized Person.

(d) Absent specific written notice to the contrary, Citigroup may assume that Authorized Persons are authorized to deliver instructions relating to all or any matter under this Agreement. The Client’s Governing Body may at any time (i) change the list of Authorized Persons or (ii) limit an Authorized Person’s authority. Citigroup shall not be deemed to have notice of any change of Authorized Persons or limitation of authority until receipt of written notice thereof from the Client’s Governing Body or from at least two then-current (as reflected in Citigroup’s records immediately prior to the receipt of such notice) Authorized Persons.

(e) About any matter related to the Client or the Services, Citigroup may apply to any Authorized Person for advice or Instructions; about any legal matter related to the Client or the Services, Citigroup may request advice from counsel of its own choosing (who may be counsel to the Client or to Citigroup); and about any accounting or tax matter related to the Client or the Services, Citigroup may request advice from the independent accountants of the applicable Fund or Class of the Client or from other independent accountants with recognized expertise about the specific subject matter. Any costs related to such advice or Instructions shall be borne by the Client if: (i) the request was posed to counsel to the Client or to the independent accountants of the applicable Fund and (ii) prior to the request, the Client approved Citigroup’s request for advice (such request may be general in nature and such approval need not be in writing). In the event of any conflict between advice or Instructions Citigroup receives from (i) any Authorized Person or such independent accountant(s) and (ii) advice from counsel, Citigroup may rely on advice from counsel.

(f) Nothing in this Section 2.6 shall be construed as imposing on Citigroup any obligation to seek advice or Instructions, or, subject to Section 3.1(c), to act in accordance with such advice or Instructions if and when received.

2.7. Certain Representative Powers; Other Activities.

(a) In the performance of the Services, Citigroup may use the name of the Client and sign any necessary letters or other documents for and on behalf of the Client.

(b) Citigroup may provide services similar to those provided under this Agreement for any other Person on such terms as may be arranged with such Person, and Citigroup shall not be required to disclose to the Client any fact or thing that may come to the knowledge of Citigroup in the course of so doing.

(c) Citigroup may acquire, hold or deal with, for its own account or for the account of any other Person, any shares or securities from time to time issued by the Client or in which the Client is authorized to invest; and Citigroup shall not be required to account to the Client for any profit arising therefrom.

2.8 Cooperation with Independent Auditors and Counsel. Citigroup shall cooperate with the independent auditor(s) and attorneys of the Client and shall take reasonable action to make all necessary information related to the Services available to such auditors and attorneys for the performance of their duties.

2.9 Certain Responsibilities of the Client. In order to permit Citigroup to provide the Services, the Client agrees to:

(a) Comply in all material respects with all Laws applicable to the Client;

(b) Prior to the Services Commencement Date, deliver or cause to be delivered to Citigroup all books, records and other documents relating to the Client’s prior operations and service providers, if any, that, in Citigroup’s reasonable opinion, are necessary for Citigroup properly to provide the Services (collectively “Predecessor Records”);

(c) Provide the Third Party Dependencies, and cause each other agent or service provider to the Client to provide, to Citigroup all such information (and in such reasonable medium) that Citigroup may reasonably request in connection with the Services and this Agreement; and

(d) Deliver to Citigroup in advance of publication thereof any Prospectus or amendment to a Prospectus in order to permit Citigroup and its agents to review and comment upon, at Citigroup’s discretion, those portions thereof that describe Citigroup and Citigroup’s duties and obligations under this Agreement, including the indemnity provisions hereof. Citigroup consents that Client may make reference to Citigroup and such duties, obligations and indemnities in any Prospectus, subject to Citigroup’s right to reviewthe Prospectus as described in this Section 2.9(d).

2.10 Service Standards. Citigroup agrees that the services it provides hereunder shall meet certain performance levels as set forth in Appendix D. Notwithstanding any other provision in this Agreement to the contrary, the Client’s exclusive remedy with respect to the failure by Citigroup to meet the performance standards set forth in Appendix D of this Agreement shall be to receive the service credits described therein; provided, however, the Client may terminate the Agreement pursuant to Section 7.3 of the Agreement pursuant to the terms thereof.

SECTION 3. RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

3.1 Client Records; Ownership; Inspection; Successors.

(a) Citigroup shall prepare and maintain on behalf of the Client the books and records detailed in Appendices A, B and C as well as any other books and records required under the 1940 Act related to the Services provided by Citigroup and such other records as are agreed from time to time in writing by Citigroup and the Client. The books and records maintained by Citigroup shall be prepared, maintained and, subject to Section 3.1(d) below, preserved by Citigroup in such form, for such periods and in such locations as may be required by applicable Law, including, without limitation, Section 31 of the 1940 Act and the rules thereunder and Section 17A of the Securities Exchange Act of 1934, as amended.

(b) To the extent required by Section 31 of the 1940 Act and the rules thereunder, the books and records maintained by Citigroup and any Predecessor Records received by Citigroup pursuant to Section 2.9(b) (collectively, “Client Records”) in Citigroup’s possession shall be the property of the Client. The Client and the Client’s authorized representatives shall have access to such Client Records at all times during Citigroup’s normal business hours. Upon the reasonable advance request of the Client or such authorized representatives, copies of any such Client Records shall be provided by Citigroup, at the Client’s expense, to the Client or its authorized representatives.

(c) If Citigroup receives a request or demand from a third party to inspect any Client Records, Citigroup will endeavor to notify the Client and to secure Instructions from the Client or an Authorized Person about such inspection. Citigroup shall abide by such Instructions for granting or denying the inspection; provided, that Citigroup may grant the inspection without Instructions or in contravention of specific Instructions if Citigroup is advised by counsel to Citigroup or the Client that failure to do so is substantially likely to result in liability to Citigroup; and provided, further, that in such event, Citigroup shall endeavor promptly to advise the Client of such contrary advice, to the extent practicable in advance of any actual inspection.

(d) Upon termination of this Agreement, Citigroup shall, subject to payment of all undisputed amounts due to Citigroup hereunder and at the expense and direction of the

Client, transfer to Client or any successor service provider all Client Records in the electronic or other medium in which such material is then maintained by Citigroup.

3.2 Proprietary Information of Citigroup. The Client acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Citigroup on databases under the control and ownership of Citigroup or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Citigroup or the third party. The Client agrees to treat all Proprietary Information as proprietary to Citigroup and further agrees that it shall maintain as confidential any Proprietary Information, except as may be provided under this Agreement or as required by applicable Laws, and that breach by the Client of this confidentiality obligation would cause irreparable injury to Citigroup.

3.3 Confidentiality.

(a) Each Party (for purposes of this Section 3.3, a “Receiving Party”) agrees to keep confidential all information disclosed by the other Party (for purposes of this Section 3.3, a “Disclosing Party”), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic and engineering information of the Disclosing Party, whether tangible or intangible.

(b) Notwithstanding any provision of this Agreement to the contrary, the Parties agree that the following information shall not be deemed confidential information: (i) information that was known to the receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section 3; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(c) Notwithstanding any provision of this Agreement to the contrary, Citigroup may: (i) provide information to Citigroup’s counsel and to Persons engaged by Citigroup or the Client to provide services with respect to the Client; (ii) provide information consistent with the Procedures or with operating procedures that are customary with respect to the Services in the industry; (iii) identify the Client as a client of Citigroup for Citigroup’s sales and marketing purposes; and (iv) provide information as approved by an Authorized Person, provided, that (A) such approval shall not be unreasonably withheld or delayed, and (B) Citigroup may release information without approval of the Client if Citigroup is advised by counsel to Citigroup or the Client that failure to do so will result in liability to Citigroup; and provided, further, that, in such event Citigroup shall endeavor promptly to advise the Client of such advice, to the extent practicable in advance of any actual release of information.

(d) Citigroup acknowledges that certain Shareholder information made available by the Client to Citigroup or otherwise maintained by Citigroup under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy Laws (collectively, “Privacy Laws”). Citigroup agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Citigroup and the Client; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect such information; and (iv) to cooperate with the Client and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the Parties.

SECTION 4. RESPONSIBILITY OF CITIGROUP; INDEMNIFICATION; OTHER LIABILITY-RELATED MATTERS

4.1. Responsibility of Citigroup; Limitations.

(a) Citigroup shall be under no duty to take any action under this Agreement except as specifically set forth in this Agreement or as may be specifically agreed to by Citigroup and the Client in a written amendment to this Agreement.

(b) In performing the Services, Citigroup (i) shall act in good faith and shall be obligated to exercise care and diligence; and (ii) may, without limiting the generality of any other provision of this Agreement, rely on Instructions, advice and information pursuant to Section 2.6;

(c) Notwithstanding anything in this Agreement to the contrary, Citigroup shall be liable to the Client only for any damages arising out of Citigroup’s failure to perform its duties under this Agreement to the extent such damages were caused directly by Citigroup’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(d) Citigroup shall not be liable for the delays or errors of Persons that provide services to the Client or Citigroup (other than employees of Citigroup) or of other Persons, including the failure by any such Person to provide information to Citigroup when they have a duty to do so (irrespective of whether that duty is owed specifically to Citigroup or a third party). Without limiting the generality of the foregoing, Citigroup shall not be liable for the actions or omissions of third parties engaged by Citigroup at the request of the Client, a Fund or a Fund’s investment adviser or distributor to provide services to or for the benefit of the Client or a Fund (“Non-Discretionary Subcontractors”).

(e) In addition, Citigroup shall not be liable to the Client or any other Person for any failure to provide any Service, or any failure to meet a Service Standard, if any relevant Client Dependencies and/or Third Party Dependencies upon which performance of the relevant Service or Service Standard depends are not met and the failure to meet any such Dependencies was not a result of the negligence of, delay by or failure to provide information or take action by, Citigroup.

(f) Notwithstanding anything in this Agreement to the contrary, the cumulative liability of Citigroup to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the greater of $1,000,000 or the fees received by Citigroup under this Agreement during the 12 months immediately prior to the date of such loss or damage, provided, however, that the foregoing limitation of liability shall not apply with respect to any action (or omission to act) with respect to which Citigroup is adjudicated liable due to Citigroup’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties.

(g) The Client may not assert a cause of action against Citigroup that allegedly occurred more than 12 months prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

4.2 Indemnification; Notification of Claims.

(a) Notwithstanding anything in this Agreement to the contrary, Citigroup shall not be responsible for, and the Client shall on behalf of each applicable Fund or Class thereof, indemnify, defend and hold harmless Citigroup, its employees, directors, officers and managers and any person who controls Citigroup within the meaning of section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, (for purposes of this Section 4.2, “Citigroup Indemnitees”) free and harmless from and against, any and all claims, demands, actions, suits, judgments, losses, damages, costs, charges, reasonable counsel fees, payments, liability and other expenses of every nature and character (including, but not limited to, the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith and direct and indirect reasonable reprocessing costs) related to any claim, cause of action, demand, examination, investigation, proceeding or other matter instituted against a Citigroup Indemnitee arising out of or attributable to all and any of the following (for purposes of this Section 4.2, a “Citigroup Claim”):

(i)	any action (or omission to act) of Citigroup or its agents taken in connection with this Agreement; provided, that such action (or omission to act) is taken in good faith and without willful misfeasance, negligence or reckless disregard by Citigroup of its duties and obligations under this Agreement;

(ii)	any material breach of the Client’s agreements, representations, warranties, and covenants in Sections 2.9 and 5.2 of this Agreement or in Appendix A, B or C;

(iii)	the Client’s lack of good faith or the Client’s negligence or willful misfeasance;

(iv)	the reliance on or use by Citigroup or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Client or any other person or firm on behalf of the Client, including but not limited to any Predecessor Records provided pursuant to Section 2.9(b); and

(v)	the reliance on advice, Instructions, and other information, as set forth in Section 2.6.

(b) Citigroup will indemnify, defend and hold the Client and its employees, officers and members of its Governing Body and any person who controls the Client within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, (collectively, the “Client Indemnitees” and, with the Citigroup Indemnitees, the “Indemnitees”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) related to any claim, cause of action, demand, examination, investigation, proceeding or other matter instituted against a Client Indemnitee, but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon (for purposes of this Section 4.2(b), a “Client Claim” and with a Citigroup Claim, the “Claims”):

(i)	any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or any alleged omission of a material fact required to be stated or necessary to make the statements therein not misleading, if such statement or omission relates to Citigroup as a service provider to the Client and was made in reliance upon and in conformity with information furnished to the Client in writing by or on behalf of Citigroup for use in the Registration Statement or Prospectus, or

(ii)	any act of, or omission by, Citigroup for which Citigroup is adjudicated liable pursuant to Section 4.1(c) hereof:

(c) The Client or Citigroup (for purpose of this Section 4.2(c), an “Indemnifying Party”) may assume the defense of any suit brought to enforce any Citigroup Claim or Client Claim, respectively, and may retain counsel chosen by the Indemnifying Party and approved by the other Party, which approval shall not be unreasonably withheld or delayed. The Indemnifying Party shall advise the other Party that it will assume the defense of the suit and retain counsel within ten (10) days of receipt of the notice of the claim. If the Indemnifying Party assumes the defense of any such suit and retains counsel, the other Party shall bear the fees and expenses of any additional counsel that they retain. If the Indemnifying Party does not assume the defense of any such suit, or if the other Party does not approve of counsel chosen by the Indemnifying Party, or if the other Party has been advised that it may have available defenses or claims that are not available to or conflict with those available to the Indemnifying Party, the Indemnifying Party will reimburse any Indemnitee named as defendant in such suit for the reasonable fees and expenses of any counsel that the Indemnitee retains. An Indemnitee shall not settle or confess any claim without the prior written consent of the Client, which consent shall not be unreasonably withheld or delayed and the Indemnifying Party shall have no obligation with respect to any such settlement or confession that is made without its consent.

(d) An Indemnifying Party’s obligation to provide indemnification under this Section is conditioned upon the Indemnifying Party receiving notice of any action brought against an Indemnitee within twenty (20) days after the summons or other first legal process is served. Such notice shall refer to the Person or Persons against whom the action is brought. The failure to provide such notice shall not relieve the Indemnifying Party any liability that it may have to any Indemnitee except to the extent that the ability of the party entitled to such notice to defend such action has been materially adversely affected by the failure to provide notice.

(e) The provisions of this Section and the Parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnitee and shall survive the sale and redemption of any Shares made pursuant to subscriptions processed by Citigroup pursuant to this Agreement. The indemnification provisions of this Section will inure exclusively to the benefit of each Person that may be an Indemnitee at any time and their respective successors and assigns (it being intended that such Persons be deemed to be third party beneficiaries under this Agreement).

4.3 Other Liability-Related Matters. Notwithstanding anything in this Agreement to the contrary excepting Section 4.2 or as specifically set forth below:

(a) Neither Party shall be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including, without limitation, acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; or elements of nature;

(b) Neither Party shall be liable for any consequential, special or indirect losses or damages suffered by the other Party, whether or not the likelihood of such losses or damages was known by the Party;

(c) No affiliate, director, officer, employee, manager, shareholder, partner, agent, counsel or consultant of either Party shall be liable at law or in equity for the obligations of such Party under this Agreement or for any damages suffered by the other Party related to this Agreement;

(d) No Shareholder or member of the Client’s Governing Body may bring any action under or in the name of the Client in connection with this Agreement except as is specifically required to be permitted under applicable Law;

(e) There are no third party beneficiaries of this Agreement;

(f) Each Party shall have a duty to mitigate damages for which the other Party may become responsible;

(g) Except as expressly provided in this Agreement, Citigroup hereby disclaims all representations and warranties, express or implied, made to the Client or any other Person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to Services provided under this Agreement. Citigroup disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement; and

(h) The assets and liabilities of each Fund are separate and distinct from the assets and liabilities of each other Fund, and no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise; and in asserting any rights or claims under this Agreement, Citigroup shall look only to the assets and property of the Fund to which Citigroup’s rights or claims relate in settlement of such rights or claims.

SECTION 5. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of Citigroup. Citigroup represents and warrants to the Client that:

(a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(b) It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

(c) All requisite limited liability company proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

(d) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement;

(e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Citigroup, enforceable against Citigroup in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(f) It has in effect and will maintain all licenses, permits and other authorizations necessary or appropriate for Citigroup to perform the Services.

5.2 Representations and Warranties of the Client. The Client represents and warrants to Citigroup that:

(a) It is duly organized and existing and in good standing under the laws of the jurisdiction of its organization;

(b) It is empowered under applicable Laws and by its Organic Documents to enter into this Agreement and perform its obligations under this Agreement;

(c) All requisite corporate or similar proceedings have been taken to authorize it to enter into this Agreement and perform its obligations under this Agreement;

(d) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Client, enforceable against the Client in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(e) With respect to all Shares from time to time being offered for sale to the public, a registration statement under the Securities Act (the “Registration Statement”) is currently effective or will be effective at the time of sale, and will remain effective, and all appropriate Federal and State securities law filings have been made and will continue to be made;

(f) The Prospectuses and, if Shares are offered for sale to the public, Registration Statement, have been, and any amendment thereto will be, as the case may be, carefully prepared in conformity with the requirements of the Securities Act and the 1940 Act and the rules and regulations thereunder, and all statements of fact contained or to be contained in the Registration Statement or Prospectuses are or will be true and correct in all material respects at the time indicated or on the effective date, as the case may be; and neither the Registration Statement nor any Prospectus, when they shall become effective or be authorized for use, will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares, except that no representation is made with respect to information furnished to the Client with the written approval of Citigroup expressly for use in the Registration Statement or Prospectus; and

(g) It will from time to time amend its Registration Statement or Prospectuses as, in the light of then-current and then-prospective developments, shall, in the opinion of its counsel, be necessary in order to have the Registration Statement and Prospectuses at all times contain all material facts required to be stated therein or necessary to make any statements therein not misleading to a purchaser of Shares.

SECTION 6. COMPENSATION AND EXPENSES

6.1 Compensation. In consideration of the Services provided by Citigroup pursuant to this Agreement, with respect to the Funds and each Class thereof the Client shall pay Citigroup the fees as from time to time set forth in a separate written agreement between Citigroup and the Client (the “Fee Schedule”). The parties also agree that the fees and scope of services will be reevaluated and may be renegotiated upward or downward once on or about the date that is six months after the Effective Date of this Agreement.

6.2 Expenses.

(a) Citigroup shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Services, including the compensation of any Citigroup employee who serves as an officer of the Client.

(b) In connection with the Services, the Client, on behalf of each Fund and Class thereof, agrees to reimburse Citigroup for its out-of-pocket expenses as listed in the Fee Schedule.

(c) Notwithstanding any other provisions of this Agreement to the contrary, the Client is responsible for and assumes the obligation for payment (or reimbursement to Citigroup) of all Client expenses, including those listed below:

(i)	the fees and expenses payable under the Client’s various services agreements;

(ii)	expenses of issue, repurchase and redemption of Shares;

(iii)	interest, taxes and brokerage fees and commissions;

(iv)	premia for D&O and E&O insurance and for Fidelity and other bonds;

(v)	costs of membership in trade associations;

(vi)	costs of forming the Client and maintaining its existence;

(vii)	expenses of meetings of shareholders and proxy solicitations therefor;

(viii)	fees and expenses of the Client’s Governing Body and its committees, officers, employees and corporate meetings;

(ix)	other professional services including audit and legal expenses;

(x)	SEC, state, territory or foreign securities laws registration fees and related expenses; and

(xi)	fees and expenses payable in accordance with any distribution, service or similar plan or agreement related to similar matters.

6.3 Accrual and Payment of Fees and Expenses; Extraordinary Audits.

(a) All fees and reimbursable expenses (or an estimate thereof) shall be accrued daily by the Client and shall be payable monthly in arrears on the first day of each calendar month for services performed or expenses incurred during the prior calendar month.

(b) If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

(c) Upon the termination of this Agreement either in its entirety or with respect to a Fund or Class, the Client shall pay to Citigroup such fees as shall be payable prior to the effective date of termination and shall also pay any applicable termination costs pursuant to Section 7.4 of the Agreement.

(d) The Client, on behalf of the applicable Fund or Class thereof, shall reimburse Citigroup for all reasonably incurred expenses and employee time attributable to (i) any review of the Client’s accounts and records by the Client’s independent accountants or any regulatory body outside of routine and normal periodic reviews and (ii) any material, non-routine Services.

6.4 Other Compensation. Notwithstanding anything in this Agreement to the contrary, Citigroup and its affiliates may receive compensation or reimbursement from the Client with respect to any services not included under this Agreement and the compensation for which is separately negotiated.

SECTION 7. EFFECTIVENESS, DURATION, TERMINATION; ASSIGNMENT; ADDITIONAL FUNDS AND CLASSES

7.1 Effectiveness. This Agreement shall become effective on the Effective Date, and shall become effective with respect to each Fund or Class thereof on the Services Commencement Date with respect to such Fund or Class.

7.2 Duration. This Agreement shall have a minimum term of three years from the Effective Date (the “Base Term”) and shall thereafter continue in effect until terminated, either in its entirety or with respect to a Fund, as applicable.

7.3 Termination. This Agreement may be terminated at any time, either in its entirety or with respect to a Fund, without the payment of any penalty:

(a) with or without cause, at any time after the expiration of the Base Term, by either Party on at least ninety (90) days’ written notice to the other Party.

(b) for cause, and before or after the expiration of the Base Term, by the non- breaching Party on at least thirty (30) days’ written notice thereof to the other Party, if the other party has materially breached any of its obligations hereunder including, with respect to Citigroup, the failure by Citigroup to act consistently with the standard of care set forth in Section 4.1(b) or if Citigroup is adjudicated liable to the Client due to Citigroup’s willful misfeasance, bad faith, negligence or reckless disregard of its duties; provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has cured such breach to the reasonable satisfaction of the non-breaching Party.

(c) by the Client with respect to a Fund or a Class, if the operations of the Fund or Class are wound up and discontinued, and the assets of such Fund or Class are distributed to the Shareholders after the Client’s Governing Body determines that it is no longer in the Shareholders’ best interest to continue the operations of the Fund or Class; provided, however, that the Client shall be required to pay a Default Payment (as defined below) if

(i)	such distribution to Shareholders is incident to a merger, consolidation or reorganization to which the Fund or Class is a party that (A) is treated as a tax-free reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended or (B) as a result of which the Fund or Class is the accounting successor under generally accepted accounting principles (a “Fund Reorganization”); and

(ii)	after the Fund Reorganization, Citigroup does not continue to provide services with respect to the Fund or Class, or any successor fund or class, pursuant to this Agreement or any substantially similar agreement.

7.4 Default Payment. The parties agree that the Client may terminate this Agreement, either in its entirety or with respect to a Fund, prior to the expiration of the Base Term by providing at least ninety (90) days’ written notice thereof to Citigroup, provided that the Client shall be responsible for paying the Default Payment set forth below. In addition, the Client shall be in default of this Agreement, unless the Agreement is properly terminated by the Client (y) for “cause” pursuant to Section 7.3(b) after the notice and cure period provided therein or (z) subject to the proviso at Section 7.3(c), if the Fund is being liquidated. Inasmuch as a default by Client will cause substantial damages to Citigroup and because of the difficulty of estimating the damages that will result, the Client agrees to pay to Citigroup, as liquidated damages for such default, an amount equal to the Base Fee payable to Citigroup pursuant to Section 6.1 of this Agreement with respect to the affected Funds or Classes, multiplied by (ii) the number of full or partial months remaining after termination of this Agreement until the expiration of the Base Term divided by two (the “Default Payment”). The Parties agree that this sum is a reasonable forecast of probable actual loss to Citigroup and that this sum is agreed to as liquidated damages and not as a penalty.

7.5 Survival. The provisions of Sections 2.8, 3.1(d), 3.2, 3.3, 4, 6.1, 6.2, 7 and 8 shall survive any termination of this Agreement.

7.6 Assignment. Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any Party without the written consent of the other Party. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns. Citigroup may, without further consent on the part of the Client, (i) assign this agreement to any affiliate of Citigroup or (ii) subcontract for the performance hereof with any entity, including an affiliate of Citigroup; provided, that, subject to Section 4.1(d) with respect to Non-Discretionary Subcontractors, Citigroup shall be as fully responsible to the Client for the acts and omissions of any subcontractor as Citigroup is for its own acts and omissions.

7.7 Additional Funds and Classes.

(a) In the event that the Client requests Citigroup to provide services with respect to one or more additional funds and/or classes of the Client after the Effective Date, such funds and/or classes shall become Funds and/or Classes under this Agreement for all purposes hereof upon the execution of a joinder to this Agreement by the Client and Citigroup, which joinder shall specify such Funds and/or Classes and the compensation due Citigroup for providing Services with respect thereto.

(b) In the event that after the Effective Date the Client winds up one or more Funds and/or Classes or otherwise terminates this Agreement with respect to a Fund and its Classes, such Fund and/or Class shall from the date of such winding up or termination no longer be deemed a Fund or Class under this Agreement, provided, that the Client shall remain obligated pursuant (i) Section 6 to make any payments for obligations incurred through the date of termination respecting such Fund and/or Class and (ii) pursuant to Section 7.4, if applicable.

SECTION 8. MISCELLANEOUS

8.1 Amendments. No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties; provided, that (i) the Client may amend Schedule 2 as permitted by Section 2.6(d); and (ii) the Client and/or Citigroup may, as a result of the addition or termination of a Fund or Class hereunder as contemplated by Section 7.7, amend Schedule 1 as permitted by Section 7.7.

8.2 Governing of Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws, principles and rules thereof.

8.3 Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

8.4 Counterparts. This Agreement may be executed by the Parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

8.5 Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and unaffected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

8.6 Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

8.7 Notices and Other Communications; Electronic Records.

(a) Notices, requests, instructions and communications related to matters described in Sections 7.1 to 7.6 of this Agreement shall be delivered in writing as set forth below:

If to Citigroup:

Citigroup Fund Services, LLC

Two Portland Square

Portland, Maine 04101

USA

Fax: (207) 879-8913

Attn: Legal Department

If to Client:

Bridgeway Funds, Inc.

5615 Kirby Drive

Suite 518

Houston, Texas 77005-2448

Fax: (713) 807-8071

Attn: _____________________

Notices received by the Parties at such addresses, or at such other principle business addresses as they shall specify in writing, shall be deemed to have been properly given.

(b) Other notices between the Parties and their agents and employees may be sent in person, by telecopy, by mail or overnight courier, or through electronic messages at such addresses as shall be specified by the Parties or their agents.

(c) This Agreement and electronic signatures and records delivered and maintained under the Agreement shall be effective to the fullest extent permitted by Law, provided that references in this Agreement to written approval or approval in writing of either Party shall be restricted to a writing executed by a then-current executive officer of such Party. Each Party agrees to maintain a copy of this Agreement and any amendments to this Agreement for its records.

8.8 Interpleader. In the event of a dispute about any funds of the Client held by Citigroup from time to time under this Agreement, Citigroup or its agents may commence an action in interpleader and pay the disputed funds into a court of competent jurisdiction, and the Client shall reimburse Citigroup for its reasonable costs and expenses related to any such action in interpleader.

8.9 Arbitration. Citigroup and its affiliates, officers, directors, representatives and employees hereby agree to settle by arbitration any controversy between Citigroup and Client or any of its affiliates, officers, directors, representatives, and employees, which controversy arises out of this Agreement or any related agreement or the transactions contemplated hereby and thereby between Citigroup or the Client. Such arbitration will be conducted in Houston, Texas, by, and according to the securities arbitration rules then in effect of, the American Arbitration Association. Arbitration may be initiated by serving or mailing a written notice. The Parties acknowledge the following with respect to this arbitration clause: (i) arbitration is final and binding on the Parties; (ii) the Parties are waiving their right to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from court proceedings; (iv) the arbitrators’ award is not required to include factual findings or legal reasoning and any Party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and (v) the panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry. Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys’ fees together with any costs and expenses. This arbitration agreement shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. This arbitration provision shall survive: (i) termination or changes in the Agreement; and (ii) the bankruptcy of any Party. If any portion of this arbitration provision is deemed invalid or unenforceable, the remaining portions shall nevertheless remain in force.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers or representatives, as of the day and year first above written.

BRIDGEWAY FUNDS, INC.

By:	/s/ Michael D. Mulcahy
[Authorized Officer]

CITIGROUP FUND SERVICES, LLC

By:	/s/ Lisa J. Weymouth
Lisa J. Weymouth

List of Schedules and Appendices that are part of this Agreement:

Schedule 1	Funds and Classes of the Client

Schedule 2	Authorized Persons

Schedule 3	Dependencies

Appendix A	Fund Administration Services

Appendix B	Fund Accounting Services

Appendix C	Transfer Agency Services

Appendix D	Service Level Standards

SERVICES AGREEMENT

Schedule 1

Funds and Classes of the Client

As of the Effective Date:

Funds	Classes
Aggressive Investors 1	Single share class

Aggressive Investors 2	Single share class

Ultra-Small Company	Single share class

Ultra-Small Company Market	Single share class

Micro-Cap Limited	Single share class

Small-Cap Growth	Single share class

Small-Cap Value	Single share class

Large-Cap Growth	Single share class

Large-Cap Value	Single share class

Blue Chip 35 Index	Single share class

Balanced	Single share class

SERVICES AGREEMENT

Schedule 2

Authorized Persons

1.	Authorized Persons:

In addition to the officers (including assistant officers) of the Client, the following persons are authorized to give Instructions to Citigroup with respect to this Agreement:

Name	Title
John Montgomery (Officer)	Director of Bridgeway Capital Management
Michael Mulcahy (Officer)	Director of Bridgeway Capital Management
Linda Giuffre (Officer)	Chief Compliance Officer
Richard Cancelmo (Officer)	Portfolio Manager, Trading
William “Bill” Baumeyer	Customer Service

2.	Change in Authorized Persons

Any change in Authorized Persons shall only be made in accordance with Section 2.6(d) of the Agreement.

SERVICES AGREEMENT

Schedule 3

Dependencies

1. General. Citigroup’s delivery of the Services are dependent upon:

(a) The Client providing information and Instructions to Citigroup promptly, accurately and in agreed formats and by agreed media.

(b) The Client and third parties instructed by the Client in respect of activities outside the scope of this Agreement cooperating where reasonably required with Citigroup.

2. Client Dependencies. Without limiting the generality of Section 1 above, Dependencies on the Client for the delivery of the Services (“Client Dependencies”) include the following:

(a) All Instructions from the Client are complete, validated and authenticated in accordance with procedures in place from time to time between the Client and Citigroup, and Instructions that are amended or cancelled by the Client are done so in accordance with procedures agreed from time to time between the Client and Citigroup.

(b) The Client responding to requests for Instructions promptly.

(c) The communications systems operated by the Client in respect of activities that interface with the Services remaining fully operational.

(d) The authority, accuracy, truth and completeness of any information or data provided by or on behalf of the Client that is reasonably requested by Citigroup or is otherwise provided to Citigroup in connection with the provision of the Services.

(e) The validity and enforceability of all relevant Third Party Contracts and the Client remaining in compliance with its obligations thereunder and taking all necessary steps to enforce the terms of such Third Party Contracts, to the extent that such validity, enforceability and compliance have an impact on the ability of Citigroup to provide the Services.

(f) In particular, for certain Services, the following dependencies will also apply:

(i) Where the Client has to provide information to allow pricing functions to be performed (e.g., non-market or new issue prices), this is done by the applicable cut-off time.

(ii) The Client providing required tax and capital gains tax data by the applicable cut-off times.

(iii) The Client providing Citigroup with any reasonable assistance and cooperation requested by Citigroup in connection with the management and resolution of discrepancies requiring escalation between the Parties.

(iv) The Client informing Citigroup on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(g) If Citigroup from time to time identifies a matter not listed in Section 2:

(i) that can reasonably only be performed by the Client or its agents; and

(ii) upon which Citigroup’s delivery of the Services is dependent,

it shall notify the Client in writing and the Parties shall meet and seek to agree in good faith the inclusion of such matter in the list in Section 2 of this Schedule 3.

3. Third Party Dependencies. Without limiting the generality of Sections 1 and 2 above, there are also dependencies that Citigroup has on third parties who are parties to Third Party Contracts (“Third Party Dependencies”) that could impact its ability to deliver the Services. These include:

(a) The communications systems operated by third parties instructed by the Client in respect of activities which interface with the Services remaining fully operational.

(b) Market data, custodian information and counterparty information required to validate Instructions from the Client or perform any reconciliation service are available, authorized, complete and correct.

(c) Third parties remaining in compliance with relevant Third Party Contracts and applicable Law to the extent that such compliance has an impact on the ability of Citigroup to provide the Services.

(d) If Citigroup from time to time identifies a matter not listed in Section 3:

(i) that can reasonably only be performed by a third party that is an agent of the Client;

(ii) upon which Citigroup’s delivery of the Services is dependent,

it shall notify the Client in writing and the Parties shall meet and seek to agree in good faith the inclusion of such matter in the list in Section 3 of this Schedule 3.

Appendix A –

Fund Administration Services

1.	Board Meetings and Board Reports

With the cooperation of the Client’s investment adviser(s) and other service providers, officers and counsel, Citigroup shall:

(a) Maintain a calendar of scheduled meetings of the Client’s Board and scheduled approvals required by the Client’s Board;

(b) Prepare materials for meetings of the Client’s Board, as applicable, including agendas, resolutions and reports to the Client’s Board covering (i) regulatory and industry developments of general applicability and (ii) the Client’s operations;

(c) Distribute materials for meetings of the Client’s Board, including materials that have been approved or supplied by the Client’s investment advisers, counsel, auditors, custodians and other service providers;

(d) Assist, gather and coordinate matters related to the Client’s investment advisers’ annual contract renewals; and

(e) At the request of the Client, attend meetings of the Client’s Board or any subcommittee thereof and take minutes with respect to such meetings.

2.	SEC Filings

With respect to the Client or each Fund, as applicable, and with the approval of Fund counsel, Citigroup shall:

(a) Based on information from the Fund’s service providers, prepare for filing the following documents required to be filed by the Client with the SEC (“SEC Filings”) in either written or, if required or permitted, electronic format (e.g., pursuant to EDGAR): (i) periodic and other requested updates to the Registration Statement on Form N-1A or N-2, including Fund prospectuses, statements of additional information and supplements thereto, (ii) Forms N-CSR, N-Q and N-SAR and any required financial data schedules, (iii) Form N-PX, (iv) Forms 24F-2, (v) fidelity bond filings and (vi) if requested and pursuant to mutually acceptable terms, proxy and information statements and related communications to shareholders;

(b) Cause to be filed with the SEC all SEC Filings; provided that items 2(a)(i) and (vi) shall have been approved by the Client and/or Fund counsel;

(c) Oversee the printing of SEC Filings that are intended to be distributed to Shareholders; and

(d) Oversee the distribution of those items in 2(a) that are to be provided to Shareholders; and oversee the solicitation and tabulation of proxies.

A-1 (Fund Administration)

Appendix A –

Fund Administration Services

3.	Compliance

With respect to the Client or each Fund, as applicable, and with the oversight of Fund Counsel, Citigroup shall:

(a) Assist the Client’s investment advisers and other appropriate persons with respect to regulatory compliance matters;

(b) Assist the Client’s investment advisers with daily post-trade compliance testing in accordance with the Funds’ prospectuses and statements of additional information;

(c) Assist the Client and the Client’s Chief Compliance Officer in developing or modifying compliance procedures for each Fund that are part of the Client’s 38a-1 Compliance Program;

(d) Prepare policies, procedures, committee charters and similar documents for review by Fund Counsel and/or the Client’s Chief Compliance Officer and approval by the Client;

(e) Prepare and distribute Trustee/Officer Questionnaires annually;

(f) Produce quarterly compliance reports for the Client’s Board as agreed upon from time to time;

(g) Coordinate examinations of Client or a Fund by the staff of the SEC or other regulatory authorities, including: (i) compiling data and other information in response to SEC requests for information, (ii) assist the Client’s Chief Compliance Officer in drafting the responses to those examinations and the responses to general communications from those authorities and (iii) communicating with the Client to provide status updates; and

(h) Assist the Client and the Client’s Board in soliciting proposals for, analyzing, securing, documenting and maintaining fidelity bond and director & officers/errors and omissions insurance.

4.	Recordkeeping and Ministerial Matters

With respect to the Client or each Fund, as applicable, and with the oversight of Fund Counsel, Citigroup shall:

(a) Prepare, file, amend as necessary and maintain the Client’s Organic Documents and minutes of the meetings of the Client’s Board, any committees thereof, and Shareholders;

(b) Prepare such filings as are necessary to maintain the Client’s existence and good standing under applicable state law;

A-2 (Fund Administration)

Appendix A –

Fund Administration Services

(c) Administer direct contracts on behalf of the Client with the Client’s service providers;

(d) Maintain CUSIP, ticker, news media and tax identification number listings;

(e) Provide persons suitable to the Client to serve as ministerial officers of the Client;

(f) Assist and consult with the Client’s officers in the negotiation of agreements to which the Client or a Fund is a party that are related to the operations of the Client or a Fund; and

(g) Facilitation of intermediary agreement Rule 22c-2 amendment execution for which a Fund is the primary party

5.	Blue Sky

With respect to the Client or each Fund, as applicable, Citigroup shall:

(a) Monitor sales of Shares for compliance with state blue sky laws; and

(b) Register, or prepare applicable filings with respect to, the Shares with the various state and other securities commissions of the United States and its territories.

6.	Expense Accounting

With respect to the Client or each Fund, as applicable, Citigroup shall:

(a) Calculate, review and account for Fund expenses and report on Fund expenses on a periodic basis;

(b) Subject to review and approval of an officer of the Client or other authorized person as designated on a list of authorized persons approved by the Board, authorize the payment of Client expenses and pay, from Client assets, all bills of the Client;

(c) Prepare Fund budgets, pro-forma financial statements, expense and profit/loss projections, and fee waiver/expense reimbursement projections on a periodic basis;

(d) Accrue expenses of each Fund according to this Agreement and submit changes to accruals and expense items to authorized officers of the Client for review and approval and make such adjustments over such periods to reflect over-accruals and under-accruals of estimated expenses, or income;

(e) Monitor, if applicable, each Fund’s expense limitations and provide the Client officers and the investment adviser to the Fund with a periodic report regarding compliance with expense limitations in effect; and

A-3 (Fund Administration)

Appendix A –

Fund Administration Services

(f) Prepare financial statement expense information.

7.	Financial Statements; other Financial Matters

With respect to the Client or each Fund, as applicable, Citigroup shall:

(a) Prepare semi-annual and annual financial statements and oversee the production of those statements and any related report to the Client’s Shareholders prepared by the Client or its investment advisers, as applicable;

(b) Calculate data with respect to yields, dividend yields, distribution rates and total returns for dissemination to information services covering the investment company industry, for advertising and sales literature of the Client and other appropriate purposes;

(c) Report Fund data to investment company industry survey companies;

(d) Report applicable data to rating agencies (such as Standard & Poors) that rate a Fund; and

(e) With respect to the services provided hereunder, assist the Client in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rules 30a-2 and 30a-3 under the 1940 Act, including delivery of appropriate sub-certifications to Client officers who are required to file certifications in accordance with the Sarbanes-Oxley Act of 2002.

8.	Tax Matters

With respect to the Client or each Fund, as applicable, Citigroup shall:

(a) Prepare Federal and state income and excise tax workpapers and provisions;

(b) File all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, as agreed;

(c) Calculate required distributions to maintain the qualification of each Fund as a regulated investment company under the Internal Revenue Code of 1986, as amended (the “Code”);

(d) Monitor, calculate and report to the Client compliance with respect to Code Section 851(b) “good income” and “diversification” testing, report the tax status of distributions and prepare year-end Federal tax notice data);

(e) Prepare data for the Client’s financial statement, sixty (60) day shareholder tax notice disclosure, tax related footnotes and Statement of Position 95-3 (“ROCSOP”) adjustments);

A-4 (Fund Administration)

Appendix A –

Fund Administration Services

(f) Calculate income distributions for Funds that declare income distributions more often than annually but not daily and calculate capital gain distributions (in addition to typical calendar year end capital gain distributions);

(g) Prepare and, with approval of the Client, distribute to appropriate parties notices announcing the declaration of distributions to Shareholders;

(h) Coordinate the payment of distributions to Shareholders;

(i) Perform monthly capital gain analyses based on book numbers adjusted for prior year unpaid spillback distribution requirements and capital loss carryforwards.

A-5 (Fund Administration)

Appendix B –

Fund Accounting Services

1.1	Services Related to Calculation of Accounting Items, Determination of NAV and Maintenance of a General Ledger (“Accounting Services”)

Citigroup shall:

(a) Calculate the net asset value per Share (“NAV”) on each Fund business day or with such frequency as is required to facilitate trading of the Shares, but no more frequently than once each Fund business day.

(b) Calculate each item of income, deduction, credit, gain and loss, if any, and process each Fund’s stated expense ratio as required by the Client and in conformance with generally accepted accounting principles (“GAAP”), the SEC’s Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws) (the “Code”).

(c) Allocate income and expense and calculate the net asset vale per share (“NAV”) of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act.

(d) Calculate the “SEC yield” and money market fund seven and thirty day yields for the Fund and each Class thereof, as applicable.

(e) Prepare and record once daily, as of the time when the NAV of a Fund is calculated or at such other time as otherwise directed by the Client, either (A) a valuation of the assets and liabilities of the Fund (unless otherwise specified in or in accordance with the Client’s Portfolio Securities Valuation Procedures, based upon the use of outside securities pricing services normally used and contracted for this purpose by Citigroup in the case of securities for which information and market price or yield quotations are readily available, and based upon evaluations conducted in accordance with the Client’s instructions in the case of all other assets and liabilities) or (B) periodic calculation confirming that the market value of the Fund’s assets does not deviate from the amortized cost value of those assets by more than a specified percentage.

(f) Maintain each Fund’s general ledger and record all income, gross expenses, capital share activity and security transactions of each Fund.

1.2	Notes and Conditions to Accounting Services

(a) Citigroup shall not be liable for the errors or inaccurate information supplied by third parties, including pricing services (other than to pursue at the Client’s expense all reasonable claims against the third parties that Citigroup may bring against the third party) and errors in information provided by an investment adviser (including prices and pricing methodologies and the untimely transmission of trade information), custodian, transfer agent or other service provider to the Fund.

B-1 (Fund Accounting)

Appendix B –

Fund Accounting Services

(b) Subject to Section 1.2(a) above and 1.2(c) below and to the provisions of Section 4 of the Agreement, Citigroup’s liability with respect to NAV Differences (as defined below) shall be as follows:

(i) During each NAV Error Period (as defined below) resulting from a NAV Difference that is greater than the lesser of: (A) 1/10 of 1% or (B) $0.01, but that is less than 1/2 of 1%, Citigroup shall reimburse each applicable Fund for any net losses to the Fund, provided that even if the NAV Difference is less than both (A) and (B) above, Citigroup shall reimburse each applicable Fund for any net losses to the Fund upon the Fund’s investment adviser’s reasonable request; and

(ii) During each NAV Error Period resulting from a NAV Difference that is at least 1/2 of 1%, Citigroup shall reimburse each applicable Fund on its own behalf and on behalf of each shareholder of such Fund for any losses experienced by the Fund or any Fund shareholder, as applicable; provided, that Citigroup’s reimbursement responsibility shall not exceed the lesser of (A) the net loss that the Fund incurs or (B) the costs to the Fund of reprocessing the shareholder transactions during the NAV Error Period; provided, further, however, that Citigroup shall not be responsible for reimbursing reprocessing costs with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $10. In addition, if the NAV Difference is less than 1/2 of 1%, Citigroup shall reprocess shareholder transactions upon the reasonable request of the Fund’s investment adviser, provided that the Fund shall pay Citigroup a fee equal to Citigroup’s reasonable estimate of the costs associated with the administrative services related to the reprocessing.

(c) For purposes of this Section 1.2 of Appendix B: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected divided by Recalculated NAV; (ii) NAV Error Period shall mean any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of the lesser of: (A) 1/10 of 1% or (B) $0.01exists; (iii) NAV Differences and any Citigroup liability therefrom are to be calculated each time a Fund’s (or Class’) NAV is calculated; (iv) in calculating any amount for which Citigroup would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (v) in calculating any amount for which Citigroup would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

B-2 (Fund Accounting)

Appendix B –

Fund Accounting Services

2.	Services Related to Reporting of Data and Provision of Other Information

Citigroup shall:

(a) Provide the Client and such other persons as the Client may direct with standard fund reporting available through Citigroup’s Internet reporting application.

(b) Provide appropriate records to assist the Fund’s independent accountants and the Client’s CCO and, subject to the Agreement, any regulatory body in any requested review of the Fund’s books and records maintained by Citigroup.

(c) Provide information typically supplied in the investment company industry to the Client’s transfer agent.

(d) Transmit the NAVs and dividend factors of the Fund to such Persons as directed by the Client.

(e) Provide the Client with the data requested by the Client that is required to update the Registration Statement.

(f) Provide the Client or the independent accountants for the Fund the data requested and maintained by Citigroup with respect to the preparation of the Fund’s income, excise and other tax returns with respect to the Fund.

(g) Provide the Client or the independent accountants for the Fund with unadjusted Fund data directly from the portfolio accounting system for any Fund business day and other data reasonably requested for the preparation of the Fund’s semi-annual and annual financial statements.

(h) Transmit to and receive from Citigroup’s transfer agency department appropriate data to reconcile Shares outstanding and other data.

3.	Services Related to Distributions and Reconciliation of Data

Citigroup shall:

(a) Process all distributions as directed in writing by the Client or its agents.

(b) Reconcile cash and portfolio positions daily with each Fund’s custodian.

(c) Verify receipt of and review for reasonableness investment trade instructions when received from an investment adviser.

(d) Maintain individual ledgers and historical tax lots for each security.

B-3 (Fund Accounting)

Appendix B –

Fund Accounting Services

(e) Review daily the NAV calculation and dividend factor (if any) for each Fund prior to release to Shareholders, check and confirm the NAVs and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ; and, as agreed, other reporting agencies.

4.	Services Related to Recordkeeping and Reporting; Facilities

Citigroup shall:

(a) Prepare and maintain on behalf of the Client the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the “Rule”):

(i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

(ii) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv) of the Rule);

(iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule;

(iii) A record of all options, if any, in which the Funds have any direct or indirect interest or which the Fund has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property, as required by subsection (b)(7) of the Rule;

(iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

(v) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

B-4 (Fund Accounting)

Appendix C –

Transfer Agency Services

1.	General.

Transfer agent, dividend disbursing agent services and, as relevant, services in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that in each case are customary for open-end, management investment companies, including:

(a) Set up Shareholder account information, including, as applicable, name, address, dividend option, taxpayer identification numbers, privileges and wire instructions;

(b) Maintaining all Shareholder account information changes;

(c) Preparing Shareholder meeting lists;

(d) Mailing proxies and related materials to Shareholders;

(e) Mailing Shareholder reports and prospectuses to current Shareholders;

(f) Withholding taxes on U.S. resident and non-resident alien accounts;

(g) Preparing and filing U.S. Treasury Department Forms 945, 1042, 1099 and 5498 with respect to distributions for Shareholders;

(h) Preparing and mailing confirmation statements in compliance with Rule 10b-10 of the 1934 Act and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts;

(i) Preparing and mailing activity statements for Shareholders;

(j) Providing Shareholder account information;

(k) Provide data of broker commissions and provide related reports to the Client’s distributor;

(l) Calculate the applicable Funds’ fees under 12b-1 plans and provide related reports to the Client’s distributor;

2.1	Purchase, Redemption and Transfer of Shares

(a) Receive for acceptance orders for the purchase of Shares and promptly deliver payment therefor to the custodian;

(b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c) Receive for acceptance redemption requests;

(d) As and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming Shareholders; and

(e) Effect transfers of Shares upon receipt of appropriate instructions from Shareholders.

C-1 (Transfer Agency)

Appendix C –

Transfer Agency Services

2.2	Notes and Conditions to Purchase, Redemption and Transfer of Shares:

Processing requests to purchase, redeem and transfer shares shall be subject to Citigroup’s anti-money-laundering (“AML”) program.

Citigroup may require any or all of the following in connection with the original issue of Shares: (i) Instructions requesting the issuance, (ii) evidence that the Client’s Board has authorized the issuance, (iii) any required funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the counsel to the Client about the legality and validity of the issuance.

Shares shall be issued in accordance with the terms of a Fund’s or Class’ Prospectus after Citigroup or its agent receives either of the following, in each case in good order and with such additional items or materials as may be required by the Client’s Procedures, Citigroup’s operational procedures and/or Citigroup’s AML Program:

(i)(A) an instruction directing investment in a Fund or Class, (B) a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and (C), in the case of an initial purchase, a completed account application; or

(ii) the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

(d) Shareholder payments shall be considered Federal Funds no later than on the day indicated below unless other times are noted in the Prospectus of the applicable Fund or Class:

(i) for a wire received, at the time of the receipt of the wire;

(ii) for a check drawn on a member bank of the Federal Reserve System, on the next Fund business day following receipt of the check; and

(iii) for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as Citigroup is credited with Federal Funds with respect to that check.

(e) In registering transfers of Shares, Citigroup may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of Citigroup’s counsel, protect Citigroup and the Client from liability arising from (i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal.

C-2 (Transfer Agency)

Appendix C –

Transfer Agency Services

3.	Processing Distributions

Prepare and, subject to receipt of good funds therefor from the custodian for the applicable Fund, transmit to Shareholders (or credit the appropriate Shareholder accounts) payments for all distributions declared by the Client with respect to Shares of a Fund.

4.1	AML Services

The Client delegates to Citigroup the performance of the services set forth below (the “AML Services”) with respect to shareholder accounts maintained by Citigroup pursuant to the Agreement; and subject to the terms and conditions of the Agreement, Citigroup accepts this delegation and agrees to perform the AML Services in accordance with the Client’s and Citigroup’s AML program. Notwithstanding this delegation, the Client shall maintain full responsibility for ensuring that its AML program is and continues to be reasonably designed to ensure compliance with the applicable AML laws.

(a) Verify shareholder identity upon opening new accounts in accordance with Section 326 of the USA PATRIOT Act (the “Patriot Act”) and any regulations thereunder, as required under applicable law;

(b) Monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, in each case consistent with the AML programs of the Client and Citigroup;

(c) Submit all accounts through the Office of Foreign Asset Control (“OFAC”) database and FinCEN’s Control List;

(d) Follow the Client’s third party check policies; provided, however, that under no circumstance will Citigroup accept a corporate third party check;

(e) Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the AML programs of the Client and Citigroup and in accordance with the Patriot Act and OFAC;

(f) Maintain policies, procedures and internal controls that are consistent with the Client’s AML program.

4.2	Notes and Conditions to AML Services

(a) The Client authorizes Citigroup to take such actions in the performance of the AML Services as Citigroup deems appropriate and consistent with the Client’s AML program and applicable AML Laws;

(b) Citigroup agrees to furnish the Client its written program concerning anti-money laundering services rendered by Citigroup to its various clients. Citigroup agrees to

C-3 (Transfer Agency)

Appendix C –

Transfer Agency Services

notify the Client of any change to its anti-money laundering program that would materially impact the Client’s AML program;

(c) Citigroup agrees to allow appropriate federal examiners to (a) obtain and inspect information and records maintained by Citigroup under this Agreement relating to the Client’s AML program and (b) inspect Citigroup for purposes of the Client’s AML program.

5.1	Financial Intermediaries

(a) Track Shareholder Accounts by financial intermediary source and otherwise as reasonably requested by the Client and provide periodic reporting to the Client;

(b) Receive from Shareholders or debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges); and

(c) Prepare and, subject to receipt of good funds, transmit payments to underwriters, selected dealers and others for commissions and service fees received.

5.2	Notes and Conditions to Financial Intermediaries Services

(a) If the Client fails to settle any trade of Shares (a “settlement failure”) transacted over the FundServ network maintained by the National Securities Clearing Corporation (“NSCC”), the Client shall, prior to one hour before the next settlement of Shares, (i) notify Citigroup about the settlement failure and (ii) provide Citigroup with a description of the specific remedial and prospective actions proposed to be taken by the Client in order to remedy such settlement failure and avoid any settlement failures in the future (a “remediation plan”). If (i) the Client fails to notify Citigroup about a settlement failure on a timely basis and (ii) the Client fails to deliver the remediation plan on a timely basis, or (iii) the remediation plan is inadequate (in Citigroup’s reasonable opinion), then, upon written notice to the Client, Citigroup may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix E immediately and without penalty.

(b) If Citigroup is or, in Citigroup’s reasonable opinion, Citigroup may be the subject to any disciplinary action by the NSCC, including, but not limited to fine or censure, expulsion, suspension, limitation of or restriction on activities, functions, and operations (collectively, an “NSCC sanction”) as a result of the activities of the Client or its respective agents, then Citigroup may, in its sole discretion, demand, in writing, that the Client provide Citigroup with adequate assurances specifying any remedial and prospective actions to be taken in order to remedy or avoid an NSCC sanction. If the Client does not, within seven (7) days of such demand provide adequate assurances satisfactory to Citigroup in response to any NSCC sanction, then, upon written notice to the Client, Citigroup may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix E immediately and without penalty.

C-4 (Transfer Agency)

Appendix C –

Transfer Agency Services

(c) Notwithstanding the foregoing, Citigroup may terminate the performance of any services rendered to the Client under Section 5.1 of this Appendix C immediately and without penalty upon written notice to the Client if Citigroup is subject to more than one NSCC sanction by the NSCC during the term of this Agreement.

6.1	Blue Sky; Escheatment

(a) Provide data that will enable the Client to calculate the total number of Shares of each Fund and Class thereof sold in each State;

(b) Monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

(c) Citigroup shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”), including, but not limited to, those set forth below. Citigroup may, in its sole discretion, use the services of a third party to perform some or all such services.

(i) documentation of search policies and procedures;

(ii) execution of required searches;

(iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

(iv) preparation and submission of data required under the Lost Shareholder Rules.

Except as set forth above, Citigroup shall have no responsibility for any escheatment services.

6.2	Notes and Conditions to Blue Sky Services

The Client shall be responsible for identifying to Citigroup in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction.

7.	Shareholder Votes and Proxy Statements

(a) Oversee the activities of proxy solicitation firms; and

(b) Receive and tabulate proxy votes, coordinate the tabulation of proxy and shareholder meeting votes and perform such other additional services as may be specified from time to time by the Client, pursuant to mutually acceptable compensation and implementation agreements.

C-5 (Transfer Agency)

Appendix C –

Transfer Agency Services

8.	Recordkeeping and Reporting; Facilities

(a) Record the issuance of Shares of the Client and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended a record of the total number of Shares of the Client, each Fund and each Class thereof, that are authorized, based upon data provided to it by the Client, and are issued and outstanding and provide the Client on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

(b) Maintain records of account for and provide reports and statements to the Client and Shareholders about the foregoing; and

(c) Citigroup shall establish and maintain facilities and procedures reasonably acceptable to the Client for the safekeeping, control, preparation and use of share certificates, check forms, and facsimile signature imprinting devices. Citigroup shall establish and maintain facilities and procedures reasonably acceptable to the Client for safekeeping of all records maintained by Citigroup pursuant to this Agreement.

9.1	Share Certificates (if Applicable)

Issue (i) share certificates and (ii) replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed. Citigroup may require the Shareholder to indemnify the Client and/or Citigroup with respect to the issuance of replacement share certificates.

9.2	Notes and Conditions to Share Certificates Services (if Applicable)

(a) The Client agrees to furnish to Citigroup a supply of blank share certificates of each Fund and Class thereof that issues shares and, from time to time, will renew such supply upon Citigroup’s request. Blank share certificates shall be signed manually or by facsimile signatures of officers of the Client authorized to sign by the Organic Documents of the Client and, if required by the Organic Documents or the Client’s Board, shall bear the Client’s seal or a facsimile thereof. Unless otherwise directed by the Client, Citigroup may issue or register Share certificates reflecting the manual or facsimile signature of an officer who has died, resigned or been removed by the Client.

(b) New Share certificates shall be issued by Citigroup upon surrender of outstanding Share certificates in the form deemed by Citigroup to be properly endorsed for transfer and satisfactory evidence of compliance with all applicable laws relating to the payment or collection of taxes. Citigroup shall forward Share certificates in “non-negotiable” form by first-class or registered mail, or by whatever means Citigroup deems equally reliable and expeditious. Citigroup shall not mail Share certificates in “negotiable” form unless requested in writing by the Client and fully indemnified by the Client to Citigroup’s satisfaction.

C-6 (Transfer Agency)

Appendix C –

Transfer Agency Services

(c) Citigroup shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon the Shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by Citigroup.

10.	Omnibus Account Transaction Monitoring

Citigroup will perform the following services with respect to each Fund:

•	Omnibus account identification

•	Analysis of omnibus account trading activity to determine if arbitrage opportunities exist triggering underlying account transaction data request of an intermediary

•	Managing the request and flow of underlying data

•	Customized file feed/format translations

•	Storage of underlying account transaction data

•	Applying each Fund’s market timing rules upon receipt of the underlying account transaction data to flag violations

•	Reporting of “red flag” violations to the applicable Fund and CCO

•	Providing standard report package for on-going review and monitoring of data

C-7 (Transfer Agency)

Appendix D –

Service Standards

Each month, beginning on the first day of the first full calendar month, Citigroup shall measure its service delivery to the Client with respect to each service level set forth below. Within 10 business days after month end, Citigroup shall report to the Client the actual service levels achieved, as measured below, and indicate whether Citigroup has failed to achieve any service level. For each service level that Citigroup fails to attain, the Client shall receive a service credit equal to a percentage of the total fees earned by Citigroup for that month pursuant to this Agreement, excluding expenses. The maximum credit in any given month shall be 25%. The percentage service credit for each service level shall be as follows:

Service levels 1, 2, 3 and 6	4%
Service levels 4 and 7	2%
Service levels 5, 8, 9,10 and 11	1%

1.	NAV Accuracy – Reporting to Transfer Agent

Number of accurate NAVs reported to the Transfer Agent divided by total number of NAVs required to report to the Transfer Agent	99.6%

•

“NAV” for this purpose is class net assets divided by total class shares outstanding and includes dividend factors. An NAV is accurate if, upon recalculation, the change in reported extended class NAV is less than a full penny and, with respect to dividend factors, any revision to previously reported data does not require the Transfer Agent to reprocess shareholder account data.

•	Numerator and denominator include NAVs affected by “non-controllable information”

•

Each NAV error is treated as an NAV error only once (i.e., if an error lasts more than one business day before it is discovered, it is treated as one error and excluded from both the numerator and denominator in the calculation after the first day).

2.	NAV Accuracy – Reporting to NASDAQ

Number of Accurate NAVs reported to NASDAQ divided by number of total NAVs required to be reported to NASDAQ	99.6%

•

“NAV” for this purpose is class net assets divided by total class shares outstanding and includes dividend factors. An NAV is accurate if, upon recalculation, the NAV Difference is less than a full penny and, with respect to dividend factors, any revision to previously reported data does not require the Transfer Agent to reprocess shareholder account data.

•	Numerator and denominator include NAVs affected by non-controllable information

•

Each NAV error is treated as an NAV error only once (i.e., if an error lasts more than one business day before it is discovered, it is treated as one error and excluded from both the numerator and denominator in the calculation after the first day).

D-1 (Service Standards)

Appendix D –

Service Standards

3.	NAV Timeliness to NASDAQ

Number of NAV transmissions to NASDAQ by designated time divided by required number of NAV transmissions	99.6%

•	“NAV” for this purpose is class net assets divided by class total shares outstanding.

•	Designated time is 6:00 p.m., EST.

•	Numerator and denominator include NAVs affected by non-controllable information.

4.	Timeliness of Regulatory Filings

Number of regulatory filings transmitted to Federal government by deadline divided by total number of regulatory filings transmitted	100.0%

•

“Regulatory filings” for this purpose include: Form N-1A (annual updates), Rule 497(c), Form N-CSR, Form N-Q, Form 24f-2, Form N-PX, Form N-SAR, Form 1120 RIC (based on extended date), Form 8913 (based on extended date)

•	“Deadline” determined by applicable Federal securities law

5.	Financial Statement Preparation

Number of semiannual reports submitted for external review on a timely basis divided by total number of semiannual reports filed with the SEC	100.0%

•	“Timely basis” is at least fifteen (15) business days prior to the deadline for transmission to shareholders as set forth in applicable Federal securities law

6.	Same-day processing of all shareholder financial transactions

Number of shareholder financial transactions processed divided by the number of shareholder financial transactions received	99.5%

•	A transaction is defined as received on a business day prior to the Fund’s closing with the exception of late day trades which will be included in the current day’s calculation.

•	Financial transaction for this purpose is a purchase, redemption, exchange, or transfer.

•

Each transaction will only be counted once (i.e., if the transaction is not processed until the 3rd business day before it is discovered, it is treated as one missed transaction and excluded from both the numerator and denominator in the calculation after the first day).

7.	Processing of all non-financial shareholder transactions within three business days

Number of non-financial shareholder transactions processed divided by the number of non-financial shareholder transactions received on a business day.	90.0%

•	A transaction is defined as received on a business day prior to 4:00 p.m. EST

D-2 (Service Standards)

Appendix D –

Service Standards

•	Non-financial shareholder transaction for this purpose is an account maintenance, new account establishment, transfer of assets request, or returned mail.

•

Each transaction will only be counted once (i.e. if the transaction is not processed until the 7th business day before it is discovered, it is treated as one missed transaction and excluded from both the numerator and denominator in the calculation after the 6th day)

8.	Shareholder statements mailed within five business days

Number of statements mailed within 5 business days divided by total Number of statements	99.8%

•	A statement is defined as mailed the day it is postmarked.

9.	Shareholder distribution checks mailed within two business days

Number of dividend checks mailed within 2 business days divided by total number of dividend checks	99.8%

•	A dividend check is defined as mailed the day it is postmarked.

10.	Call abandonment rate

Number of calls abandoned divided by total number of calls offered	2.0%

•	A call is considered abandoned if a caller hangs up prior to reception after 5 seconds

11.	Calls answered within 15 seconds

Number of calls answered divided by total number of calls received	90.0%

•	A call is answered when a representative picks up the line

D-3 (Service Standards)